Exhibit 15.2

February 23, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C., USA

20549-7561

Dear Sirs/Madams,

We have read Telefónica, S.A.’s disclosure pursuant to Item 16.F of Form 20-F as set out in paragraph third in the section entitled “Change in Registrant’s Certifying Accountant on pages 166 and 167 of Telefónica, S.A.’s Annual Report on Form 20-F for the year ended December 31, 2016. We agree with the statements made in relation to Ernst & Young, S.L. We have no basis on which to agree or disagree with other statements of Telefonica contained therein.

Yours truly,

/s/ Ernst & Young, S.L

Independent Registered Public Accounting Firm